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[CNA SURETY(LOGO)]

FOR IMMEDIATE RELEASE
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CONTACT:    John F. Corcoran, 312-822-1371
            Doreen Lubeck,    773-583-4331


              CNA SURETY NAMES DAVID EDELSON TO BOARD OF DIRECTORS


CHICAGO, FEBRUARY 13, 2007 -- CNA Surety Corporation (NYSE: SUR) announced that David Edelson, a senior vice president of Loews Corporation, the parent company of CNA Financial Corporation who is the parent company of CNA Surety, joined its Board of Directors effective February 13, 2007. Mr. Edelson will replace Roy E. Posner, who died suddenly on December 31, 2006.

"We are delighted to welcome David Edelson to our board," commented John Welch, President and Chief Executive Officer. "He brings a wealth of financial experience to our board. We look forward to his counsel and support."

Mr. Edelson has served as Corporate Treasurer of JPMorgan Chase & Co., where he worked from 1997 until joining Loews. He also spent over 10 years as an investment banker at Goldman Sachs & Co. Mr. Edelson holds his MBA from the Stanford Graduate School of Business and his BA from Dartmouth College.

CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiary, Western Surety Company, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 36,000 independent agencies. The Company's Securities and Exchange Commission filings are available at www.sec.gov or visit us at www.cnasurety.com for a direct link to the SEC website.

CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.